Exhibit 5.1

REEDER & SIMPSON PC

ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3602
Majuro, MH 96960	Email: dreeder@ntamar.net
r.simpson@simpson.gr

September 25, 2013

Baltic Trading Limited (the “Company”)

299 Park Avenue, 12th Floor
New York, NY 10171

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to the Company, which is organized under the laws of the RMI.  This opinion is in connection with the Registration Statement on Form S-3 (File No. 333-168700), including the prospectus included therein, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2010, as amended prior to the date hereof (the “Registration Statement”) and as supplemented by the prospectus supplement, filed with the Commission on September 20, 2013 (the “Prospectus Supplement”) with respect to the issuance and sale of by the Company of 13,800,000 shares of its common stock, par value par value U.S. $0.01 per share (collectively, the “Shares”), and related stock purchase rights (the “Rights”) associated with the Shares, all of which Rights are to be issued pursuant to that certain Shareholder Rights Agreement, dated as of March 5, 2010 (as amended to date, the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).

In rendering this opinion, we have examined copies of the following documents:

(A)                               the Registration Statement,

(B)                               the Prospectus Supplement, and

(C)                               the Rights Agreement.

We have made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  We have also relied upon the statements, representations and certificates of officers or other representatives of the Registrants, public officials and others as to factual matters only.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1.                                      The Shares, the associated Rights, and the Rights Agreement have been duly authorized by the Company.

2.                                      The Shares and the associated Rights, when and to the extent issued and delivered against payment therefor in accordance with the resolutions of the board of directors of the Company authorizing their issuance and in the manner described in the Registration Statement, will be legally issued, and the Shares will be fully paid and non-assessable.

In rendering this opinion, we have assumed that the Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the board of directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

It should further be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We express no opinion as to any laws other than the laws of the RMI (the “Relevant Laws”).  The opinions expressed herein are based upon the Relevant Laws and interpretations, and the facts and circumstances in existence, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby authorize the addressee of this opinion to file it as an exhibit to a Current Report on Form 8-K of the Company and consent to the incorporation by reference of this opinion into the Registration Statement and the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement and the Prospectus Supplement, without admitting that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson PC